UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): April 27, 2015

AmpliTech Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54355	27-4566352
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

35 Carlough Rd. #3

Bohemia, NY 11716

(Address of principal executive offices)

(631)-521-7831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 27, 2015 the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) authorizing the issuance of 75,000 shares of the Series B Convertible Preferred Stock (the “Series B Preferred”). The Series B Preferred is convertible at any time at the option of the holder into shares of common stock at a conversion ratio of 289 shares of common stock for each share of Series B Stock, subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar transactions. The holders of the Series B Stock are not entitled to dividends or voting rights. The Series B Stock rank junior to the outstanding Series A Convertible Preferred Stock. If a holder of the Series B Stock desires to transfer the shares, the prior consent of the Board of Directors of the Company is required.

As of the date of this Current Report on Form 8-K, no shares of Series B Stock have been issued.

The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirely by reference to the Certificate of Designation which is filed as Exhibit 3.5 to this Current Report on Form 8-K and incorporated by reference herein.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit	Description

3.5	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPLITECH GROUP, INC.

Date: May 5, 2015	By:	/s/ Fawad Maqbool
	Name:	Fawad Maqbool
	Title:	President and Chief Executive Officer